Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 10, 2011	Contact: Michael M. Larsen
Vice President and CFO
(610) 249-2002
GARDNER DENVER, INC. DELIVERS SOLID FOURTH QUARTER 2010 FINANCIAL RESULTS
Strong Revenue Growth and Margin Expansion Drive DEPS Improvement
Company Highlights (Attributable to Gardner Denver):
•	Diluted Earnings per Share (“DEPS”) were $1.08 for the fourth quarter of 2010, inclusive of corporate relocation and due diligence costs totaling $0.07, compared to $0.71 in the previous year.
•	Strong fourth quarter growth with orders and revenues up 31 percent and 18 percent, respectively.
•	Operational improvements contribute to 310 basis points of operating margin expansion to 15.2 percent.
•	Total year 2010 cash provided by operating activities of $202 million, 117 percent of net income.
•	Guidance for 2011: first quarter DEPS of $0.88 to $0.93 and total year DEPS of $3.90 to $4.10, including profit improvement costs and other items totaling $0.02 and $0.10 per diluted share, respectively.
WAYNE, PA (February 10, 2011) – Gardner Denver, Inc. (NYSE: GDI) today announced that revenues and operating income for the three months ended December 31, 2010 were $530.0 million and $80.4 million, respectively, and net income and DEPS attributable to Gardner Denver were $57.1 million and $1.08, respectively. The three-month period of 2010 included expenses for corporate relocation, due diligence and other items totaling $4.7 million, or $0.07 DEPS.
Compared to the three-month period of 2009, revenues increased 18 percent and orders increased 31 percent. The improvement in demand for Industrial Products was broad, occurring in every region of the world. Demand for Engineered Products was strong, with the most significant increases resulting from incremental demand for petroleum pump products and aftermarket services. Consolidated operating income improved 48% compared to the three-month period of the prior year, increasing to $80.4 million from $54.4 million in 2009. Operating income as a percentage of revenues was 15.2 percent in the three-month period of 2010, compared to 12.1 percent in the prior year period. The increase in operating income was largely driven by incremental profitability on the revenue growth, favorable product mix and the benefits of operational improvements previously implemented.
For the twelve-month period of 2010, revenues and operating income were $1,895.1 million and $252.4 million, respectively, and net income and DEPS attributable to Gardner Denver were $173.0 million and $3.28, respectively. The twelve-month period of 2010 included expenses for corporate relocation, due diligence and other items totaling $7.6 million, or $0.11 DEPS. For the twelve-month period of 2009, the net loss and per share basis net loss attributable to Gardner Denver were $165.2 million and $3.18, respectively. The twelve-month period of 2009 included expenses totaling $309.7 million, or $5.58 DEPS, for profit improvement initiatives, impairment charges and other items.
CEO’s Comments
“The strong fourth quarter 2010 financial results reflect a continued improvement in our business environment combined with solid operational execution of our strategic priorities,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “We have positioned the Company to continue benefitting from strong organic growth in faster-growing end markets and geographies, such as energy, infrastructure and Asia Pacific. I am generally pleased with the progress we have made in executing our strategies and improving the operations, as evidenced by our operating margins expanding approximately 300 basis points and our achievement of record-breaking inventory turns of 5.8 in the fourth quarter of 2010. Both of the Company’s reportable segments were able to deliver sequential profit improvement in the last three quarters of 2010. These results were driven by the efficiencies and focus that underpin the Gardner Denver Way, positioning us well for the future.
“In 2010, cash provided by operating activities was more than $202 million, or 117 percent of net income attributable to Gardner Denver. Our strong balance sheet and cash generation give us the flexibility to invest in the business and make further share repurchases and selective acquisitions, if the appropriate opportunities become available. In addition, we invested $33.0 million in capital expenditures in the twelve-month period of 2010, with a focus on reducing costs and increasing production output. We will continue to be very disciplined in terms of capital allocation.”
Outlook
Mr. Pennypacker stated, “For 2011, we expect gradual improvements in capacity utilization to continue to drive demand for our Industrial Products and services including some replacement opportunities for industrial compressors and blowers. As a result of our expectation for gradual economic improvement in developed markets, we anticipate revenues for our Industrial Products to grow slightly in 2011, but continue to remain cautious in our outlook.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products, and orders for Engineered Products are frequently scheduled for shipment over an extended period of time. Many of these products are used in process applications, such as oil and gas refining and chemical processing, which are industries that typically experience increased demand later in an economic cycle. Our current outlook assumes that demand for drilling pumps, well servicing equipment and OEM compressors will remain strong in 2011.”
Mr. Pennypacker stated, “Based on this economic outlook, our existing backlog and productivity improvement plans, we are projecting the first quarter 2011 DEPS attributable to Gardner Denver to be in a range of $0.88 to $0.93 and our full-year 2011 DEPS to be in a range of $3.90 to $4.10. This projection includes first quarter and full year 2011 profit improvement costs and other items totaling $0.02 and $0.10 per diluted share, respectively. Full-year 2011 DEPS attributable to Gardner Denver, adjusted to exclude profit improvement costs and other items, are expected to be in a range of $4.00 to $4.20. The effective tax rate assumed in the DEPS guidance for 2011 is 28 percent. The Company expects capital expenditures to total approximately $45 million in 2011, as we continue to invest in growth initiatives and margin expansion projects on the shop floor.”
Fourth Quarter Results
Revenues increased $79.2 million (18 percent) to $530.0 million for the three months ended December 31, 2010, compared to the same period of 2009. Organically, order and revenue growth were 32 percent and 19 percent, respectively, in the fourth quarter of 2010, compared to the prior year period.
Orders and revenues for the Industrial Products segment increased 23 percent and 17 percent, respectively, in the fourth quarter, compared to the same period of 2009, reflecting on-going improvement in demand for OEM products and aftermarket parts and services on a global basis. In the fourth quarter of 2010, unfavorable changes in foreign currency exchange rates reduced orders and revenues for the Industrial Products segment by 2 percent. Organically, this segment generated order and revenue growth of 25 percent and 19 percent, respectively, in the fourth quarter of 2010, compared to the prior year period. See “Selected Financial Data Schedule” at the end of this press release.
Engineered Products segment orders and revenues increased 45 percent and 18 percent, respectively, for the three months ended December 31, 2010, compared to the same period of 2009, reflecting strong demand for drilling and well servicing pumps. In the fourth quarter of 2010, unfavorable changes in foreign currency exchange rates reduced orders and revenues for the Engineered Products segment by 1 percent. The ILMVAC acquisition, completed in the third quarter of 2010, increased orders and revenues by 3 percent and 2 percent, respectively. Organically, this segment generated order and revenue growth of 43 percent and 17 percent, respectively, in the fourth quarter of 2010, compared to the prior year period. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit increased $36.4 million (25 percent) to $180.7 million for the three months ended December 31, 2010, compared to the same period of 2009, primarily as a result of volume improvements, favorable product mix and cost reductions, despite the impact of unfavorable changes in foreign currency exchange rates. Gross margin increased to 34.1 percent in the three months ended December 31, 2010, from 32.0 percent in the same period of 2009. The increase in gross margin was due to the benefits of operational improvements, cost reductions, volume leverage and favorable product mix.
Selling and administrative expenses increased $14.5 million to $99.0 million in the three-month period ended December 31, 2010, compared to the same period of 2009, primarily due to corporate relocation costs and increases in compensation and benefit expenses, partially offset by cost reductions and changes in foreign currency exchange rates

($2.2 million). The ILMVAC acquisition, completed in the third quarter of 2010, added $1.1 million to selling and administrative expenses in the fourth quarter of 2010. As a percentage of revenues, selling and administrative expenses remained flat at 18.7 percent for the three-month period ended December 31, 2010, compared to the same period of 2009.
Depreciation and amortization expense was $15.4 million for the three-month period of 2010 and $17.4 million in the three-month period of 2009.
Operating income, as adjusted to exclude the net impact of expenses incurred for corporate relocation costs ($2.6 million), due diligence on an abandoned transaction ($2.2 million) and other items (“Adjusted Operating Income”) for the three-month period ended December 31, 2010 was $85.0 million, compared to $59.2 million in the prior year period. Adjusted Operating Income as a percentage of revenues improved to 16.0 percent from 13.1 percent in the three-month period of 2009. DEPS attributable to Gardner Denver, as adjusted for the impact of corporate relocation costs, due diligence and other items (“Adjusted DEPS”) for the three-month period ended December 31, 2010, were $1.15, compared to $0.73 in the three-month period of 2009. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with generally accepted accounting principles in the U.S. (“GAAP”). See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.
Adjusted Operating Income for the Industrial Products segment in the fourth quarter of 2010 was $30.8 million and segment Adjusted Operating Income as a percentage of revenues was 10.1 percent. By comparison, Adjusted Operating Income for the Industrial Products segment was $19.5 million, or 7.5 percent of revenues, in the three-month period of 2009. Segment operating income(1) and segment operating margin(1), as reported under GAAP, for the Industrial Products segment for the three months ended December 31, 2010 were $26.9 million and 8.9 percent, respectively. Segment operating income (1) and segment operating margin(1) for the Industrial Products segment, as reported under GAAP, for the three months ended December 31, 2009 was $20.7 million and 8.0 percent of revenues, respectively. The improvement in Adjusted Operating Income for this segment was primarily attributable to cost reductions and incremental profit on revenue growth. See the “Selected Financial Data Schedule” and the

“Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the fourth quarter of 2010 was $54.3 million and segment Adjusted Operating Income as a percentage of revenues was 24.0 percent. Adjusted Operating Income for the Engineered Products segment in the three-month period of 2009 was $39.8 million, or 20.9 percent of revenues. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended December 31, 2010 was $53.4 million and segment operating margin(1) was 23.7 percent, compared to $33.7 million and 17.7 percent, respectively, in the same period of 2009. The improvement in Adjusted Operating Income for this segment was primarily attributable to cost reductions, favorable product mix and incremental profitability on revenue growth. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes for the three months ended December 31, 2010 increased $7.5 million to $18.0 million, compared to the same period of 2009. The effective tax rates for the three-month periods of 2010 and 2009 were 24 percent and 22 percent, respectively.
Net income attributable to Gardner Denver for the three months ended December 31, 2010 increased $19.9 million to $57.1 million, compared to $37.2 million in the same period of 2009. Diluted earnings per share attributable to Gardner Denver for the three months ended December 31, 2010 were $1.08, compared to $0.71 for the same period of the previous year.
Twelve Month Results
Revenues in the twelve-month period of 2010 increased $117.0 million (7 percent) to $1,895.1 million, compared to $1,778.1 million in the same period of 2009. This increase was primarily attributable to on-going improvements in demand for petroleum products, OEM products, and aftermarket parts and services, partially offset by unfavorable changes in foreign currency exchange rates.
Gross profit increased $75.8 million (14 percent) to $626.4 million in the twelve months ended December 31, 2010, compared to the same period of 2009, primarily as a result of volume improvements and cost reductions, despite the impact of unfavorable changes in foreign currency exchange rates. Gross margin increased to 33.1 percent in the twelve-month period of 2010, compared with 31.0 percent in the twelve-month period of 2009, primarily due to cost reductions and favorable product mix.
Compared to 2009, selling and administrative expenses increased $13.3 million in the twelve-month period of 2010 to $369.5 million due primarily to corporate relocation costs and increases in compensation and benefit expenses, partially offset by cost reductions. As a percentage of revenues, selling and administrative expenses decreased to 19.5 percent in the twelve months ended December 31, 2010, compared to 20.0 percent in 2009, primarily due to cost reductions and revenue leverage.
Depreciation and amortization expense was $60.2 million in the twelve-month period of 2010 and $68.7 million in the twelve-month period of 2009.
For the twelve-month period, operating income increased $366.1 million to $252.4 million in 2010, compared to an operating loss of $113.7 million in same period of 2009. Operating income as a percentage of revenues was 13.3 percent in the twelve-month period of 2010. The operating loss in 2009 was impacted by impairment charges ($262.4 million), as well as profit improvement initiatives and other items (totaling $47.3 million). The year-over-year increase in operating income was also attributable to cost reductions, revenue volume improvements and favorable product mix.
Adjusted Operating Income (a non-GAAP financial measure) for the twelve-month period ended December 31, 2010 was $260.0 million, compared to $196.0 million in the prior year period. Adjusted Operating Income as a percentage of revenues increased to 13.7 percent from 11.0 percent in the twelve-month period of 2009. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes was $56.9 million in the twelve months ended December 31, 2010, compared to $24.9 million in the same period of 2009. The effective tax rate for the twelve-month period of 2010 was 25 percent. The provision in 2009 reflected the reversal of deferred tax liabilities totaling $11.6 million associated with the intangible asset impairment charges and, in the first quarter of 2009, expense of $8.6 million associated with the write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir. In the first quarter of 2009, the Company also recognized a $3.6 million benefit as a result of a reversal of an income tax reserve and related interest associated with the completion of a foreign tax examination.
The Company generated net income attributable to Gardner Denver of $173.0 million in the twelve-month period of 2010, compared to a net loss of $165.2 million in the same period of 2009. The Company generated DEPS attributable to Gardner Denver of $3.28 in the twelve-month period of 2010, compared to a net loss on a per share basis of $3.18 for the same period of the previous year. Adjusted DEPS (a non-GAAP financial measure) for the twelve-month period ended December 31, 2010 were $3.39, compared to Adjusted DEPS for the prior year period of $2.40, reflecting a 41 percent improvement on a 7 percent improvement in revenues. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2009, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and twelve-month periods ended December 31, 2010 and 2009 follow.
Gardner Denver will broadcast a conference call to discuss results for the fourth quarter of 2010 on Friday, February 11, 2011 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Center on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

(1) Segment operating income (loss) (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income (loss) to consolidated operating income (loss) and consolidated income (loss) before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2010	2009	Change	2010	2009	Change

Revenues	$529,972	$450,770	18	$1,895,104	$1,778,145	7

Cost of sales	349,293	306,499	14	1,268,696	1,227,532	3

Gross profit	180,679	144,271	25	626,408	550,613	14

Selling and administrative expenses	98,973	84,511	17	369,482	356,210	4

Other operating expense, net	1,346	6,519	(79)	4,516	45,673	(90)

Impairment charges, net	-	(1,205)	NM	-	262,400	NM

Operating income (loss)	80,360	54,446	48	252,410	(113,670)	NM

Interest expense	5,595	7,108	(21)	23,424	28,485	(18)

Other income, net	(1,118)	(592)	89	(2,865)	(3,761)	(24)

Income (loss) before income taxes	75,883	47,930	58	231,851	(138,394)	NM

Provision for income taxes	17,954	10,469	71	56,897	24,905	128

Net income (loss)	57,929	37,461	55	174,954	(163,299)	NM

Less: Net income attributable to noncontrolling interests	834	293	185	1,992	1,886	6

Net income (loss) attributable to Gardner Denver	$57,095	$37,168	54	$172,962	$(165,185)	NM

Earnings (loss) per share attributable to Gardner Denver common stockholders:

Basic earnings (loss) per share	$1.09	$0.71	54	$3.31	$(3.18)	NM

Diluted earnings (loss) per share	$1.08	$0.71	52	$3.28	$(3.18)	NM

Cash dividends declared per common share	$0.05	$0.05	-	$0.20	$0.05	300

Basic weighted average number of shares outstanding	52,509	52,023		52,296	51,891

Diluted weighted average number of shares outstanding	52,940	52,454		52,728	51,891

Shares outstanding as of December 31	52,181	52,192

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	12/31/2010	9/30/2010	Change	12/31/2009

Cash and cash equivalents	$157,029	$166,596	(6)	$109,736

Accounts receivable, net	369,860	366,766	1	326,234

Inventories, net	241,485	235,894	2	226,453

Total current assets	828,537	819,424	1	718,511

Total assets	2,027,098	2,030,339	-	1,939,048

Short-term borrowings and current maturities of long-term debt	37,228	32,950	13	33,581

Accounts payable and accrued liabilities	322,372	329,021	(2)	289,949

Total current liabilities	359,600	361,971	(1)	323,530

Long-term debt, less current maturities	250,682	272,609	(8)	330,935

Total liabilities	837,425	867,488	(3)	875,039

Total stockholders’ equity	$1,189,673	$1,162,851	2	$1,064,009

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2010	2009	Change	2010	2009	Change

Industrial Products Group

Revenues	$304,135	$260,181	17	$1,099,812	$1,022,860	8

Operating income (loss)	26,921	20,749	30	93,107	(239,408)	NM

% of revenues	8.9%	8.0%		8.5%	(23.4% )

Orders	298,515	243,414	23	1,128,996	944,333	20

Backlog	211,662	193,173	10	211,662	193,173	10

Engineered Products Group

Revenues	225,837	190,589	18	795,292	755,285	5

Operating income	53,439	33,697	59	159,303	125,738	27

% of revenues	23.7%	17.7%		20.0%	16.6%

Orders	226,791	156,612	45	932,555	626,010	49

Backlog	341,822	201,999	69	341,822	201,999	69

Reconciliation of Segment Results to Consolidated Results

Industrial Products Group operating income (loss)	$26,921	$20,749		$93,107	$(239,408)

Engineered Products Group operating income	53,439	33,697		159,303	125,738

Consolidated operating income (loss)	80,360	54,446		252,410	(113,670)

% of revenues	15.2%	12.1%		13.3%	(6.4% )

Interest expense	5,595	7,108		23,424	28,485

Other income, net	(1,118)	(592)		(2,865)	(3,761)

Income (loss) before income taxes	$75,883	$47,930		$231,851	$(138,394)

% of revenues	14.3%	10.6%		12.2%	(7.8% )

The Company evaluates the performance of its reportable segments based on operating income (loss), which is defined as income (loss) before interest expense, other income, net, and income taxes. Reportable segment operating income (loss) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income (loss) and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		%		%
	$ Millions	Change	$ Millions	Change
Industrial Products Group

2009 Revenues	260.2		1,022.9

Effect of currency exchange rates	(6.0)	(2)	(5.0)	-

Organic growth	49.9	19	81.9	8

2010 Revenues	304.1	17	1,099.8	8

2009 Orders	243.4		944.3

Effect of currency exchange rates	(6.4)	(2)	(1.2)	-

Organic growth	61.5	25	185.9	20

2010 Orders	298.5	23	1,129.0	20

Backlog as of 12/31/09	193.2

Effect of currency exchange rates	(2.0)	(1)

Organic growth	20.5	11

Backlog as of 12/31/10	211.7	10

Engineered Products Group

2009 Revenues	190.6		755.3

Incremental effect of acquisitions	3.9	2	7.9	1

Effect of currency exchange rates	(1.9)	(1)	(0.9)	-

Organic growth	33.2	17	33.0	4

2010 Revenues	225.8	18	795.3	5

2009 Orders	156.6		626.0

Incremental effect of acquisitions	4.1	3	7.7	1

Effect of currency exchange rates	(1.7)	(1)	(2.2)	-

Organic growth	67.8	43	301.1	48

2010 Orders	226.8	45	932.6	49

Backlog as of 12/31/09	202.0

Incremental effect of acquisitions	2.2	1

Effect of currency exchange rates	(3.5)	(2)

Organic growth	141.1	70

Backlog as of 12/31/10	341.8	69

Consolidated

2009 Revenues	450.8		1,778.1

Incremental effect of acquisitions	3.9	1	7.9	1

Effect of currency exchange rates	(7.9)	(2)	(5.9)	-

Organic growth	83.2	19	115.0	6

2010 Revenues	530.0	18	1,895.1	7

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME (LOSS) AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended			Twelve Months Ended
	December 31, 2010			December 31, 2010

	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income	$26,921	$53,439	$80,360	$93,107	$159,303	$252,410

% of revenues	8.9%	23.7%	15.2%	8.5%	20.0%	13.3%

Adjustments to operating income:

Profit improvement initiatives (2)	125	(261)	(136)	3,687	(1,491)	2,196

Other, net (3)	3,716	1,094	4,810	3,865	1,539	5,404

Total adjustments to operating income	3,841	833	4,674	7,552	48	7,600

Adjusted Operating Income	$30,762	$54,272	$85,034	$100,659	$159,351	$260,010

% of revenues, as adjusted	10.1%	24.0%	16.0%	9.2%	20.0%	13.7%

	Three Months Ended			Twelve Months Ended
	December 31, 2009			December 31, 2009

	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income (loss)	$20,749	$33,697	$54,446	$(239,408)	$125,738	$(113,670)

% of revenues	8.0%	17.7%	12.1%	(23.4% )	16.6%	(6.4% )

Adjustments to operating income (loss):

Profit improvement initiatives (2)	177	5,743	5,920	25,790	20,335	46,125

Impairment charges, net	(1,205)	-	(1,205)	262,400	-	262,400

Other, net (3)	(233)	318	85	(150)	1,334	1,184

Total adjustments to operating income (loss)	(1,261)	6,061	4,800	288,040	21,669	309,709

Adjusted Operating Income	$19,488	$39,758	$59,246	$48,632	$147,407	$196,039

% of revenues, as adjusted	7.5%	20.9%	13.1%	4.8%	19.5%	11.0%

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2010	2009	Change	2010	2009	Change

Diluted earnings (loss) per share	$1.08	$0.71	52	$3.28	$(3.18)	NM

Adjustments to diluted earnings (loss) per share:

Profit improvement initiatives (2)	-	0.08		0.03	0.63

Impairment charges, net	-	(0.02)		-	4.81

Incremental (benefit) cost of cash repatriation (4)	-	(0.04)		-	0.01

Non-cash income tax items (5)	-	-		-	0.10

Other, net (3)	0.07	-		0.08	0.03

Total adjustments to diluted earnings (loss) per share	0.07	0.02		0.11	5.58

Adjusted Diluted Earnings Per Share	$1.15	$0.73	58	$3.39	$2.40	41

(2)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs and rationalize the Company’s manufacturing footprint.

(3)	Consists primarily of costs associated with corporate relocation and acquisition due diligence, and the gain on the sale of a foundry.

(4)	The provision for income taxes for the year 2009 reflects incremental tax expense of $0.6 million associated with cash repatriations. Benefits recorded in the fourth quarter of 2009 included approximately $2.3 million, or $0.04 per share, associated ratably with prior quarters of 2009.

(5)	Includes an $8.6 million ($0.17 per share) write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir, partially offset by the reversal of an income tax reserve and related interest totaling $3.6 million ($0.07 per share) associated with the completion of a foreign tax examination.